UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Trex Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TREX COMPANY, INC.

160 Exeter Drive

Winchester, Virginia 22603-8605

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 7, 2007

To our stockholders:

Notice is hereby given that the 2007 annual meeting of stockholders of Trex Company, Inc. will be held at Courtyard Marriott, 300 Marriott Drive, Winchester, Virginia, on Monday, May 7, 2007, at 9:00 a.m., local time, for the following purposes:

1.	to consider and vote upon a proposal to elect three directors of Trex Company;

2.	to consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as Trex Company’s independent registered public accounting firm for the 2007 fiscal year; and

3.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 21, 2007 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend this meeting.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. To vote, you should complete, sign, date and promptly return the enclosed proxy card in the self-addressed envelope that we have included for your convenience. Alternatively, you may submit your proxy through the Internet or by telephone as indicated on the proxy card. No postage is required if the proxy is mailed in the United States. Submitting the proxy before the annual meeting will not preclude you from voting in person at the annual meeting if you should decide to attend.

By Order of the Board of Directors,

Lynn E. MacDonald

Secretary

Dated: April 9, 2007

TREX COMPANY, INC.

160 Exeter Drive

Winchester, Virginia 22603-8605

Annual Meeting of Stockholders

May 7, 2007

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Trex Company, Inc. for use at Trex Company’s 2007 annual meeting of stockholders to be held at Courtyard Marriott, 300 Marriott Drive, Winchester, Virginia, on Monday, May 7, 2007, at 9:00 a.m., local time. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

Trex Company will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of Trex Company may solicit proxies by personal interview, telephone, e-mail and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. Trex Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. Trex Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

A list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at Trex Company’s offices at 160 Exeter Drive, Winchester, Virginia 22603-8605, and at the time and place of the meeting during the whole time of the meeting.

This proxy statement and the enclosed proxy card are first being mailed to Trex Company’s stockholders on or about April 9, 2007.

Voting and Revocability of Proxies

A proxy for use at the annual meeting and a return postage-paid envelope are enclosed. Stockholders may also vote their shares through the Internet or by telephone by following the instructions provided on the enclosed proxy card.

Shares of Trex Company’s common stock represented by a properly executed proxy, if the proxy is received in time and not revoked, will be voted at the annual meeting in accordance with the instructions indicated in the proxy. If no instructions are indicated, such shares will be voted FOR approval of each proposal listed on the proxy card. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. Management is not aware of any other matters that are likely to be brought before the annual meeting. If any other matter is properly presented at the annual meeting for action, including a proposal to adjourn or postpone the annual meeting to permit Trex Company to solicit additional proxies in favor of any proposal, the persons named in the accompanying proxy will vote on such matter in their own discretion.

A vote through the Internet or by telephone may be revoked by executing a later-dated proxy card, by subsequently voting through the Internet or by telephone, or by attending the annual meeting and voting in person. A stockholder executing a proxy card also may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to Trex Company’s Secretary, by subsequently executing another proxy bearing a later date or by attending the annual meeting and voting in person. Attending the annual meeting will not automatically revoke a stockholder’s prior Internet or telephone vote or the stockholder’s proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary.

Voting Procedure

All holders of record of the common stock at the close of business on March 21, 2007 will be eligible to vote at the annual meeting. Each holder of common stock is entitled to one vote at the annual meeting for each share held by such stockholder. As of March 21, 2007, there were 15,098,761 shares of common stock outstanding.

The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspector of election appointed for the annual meeting, who will determine whether or not a quorum is present. Abstentions and any broker non-votes, which are described below, will be counted for purposes of determining the presence of a quorum at the annual meeting.

The election of directors requires a plurality of the votes cast for the election of directors. Accordingly, the directorships to be filled at the annual meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Approval of the proposal to ratify the appointment of Trex Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on this matter at the annual meeting. An abstention from voting on this proposal will have the same effect as a vote against such proposal.

Broker-dealers who hold their customers’ shares in street name may, under the applicable rules of the exchanges and other self-regulatory organizations of which the broker-dealers are members, vote the shares of their customers on routine proposals, which under such rules typically include the election of directors, when they have not received instructions from the customer. Under these rules, brokers may not vote shares of their customers on non-routine matters without instructions from their customers. A broker non-vote occurs with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given. A broker non-vote will not affect whether any proposal to be acted upon at the annual meeting is approved.

Annual Report to Stockholders and Other Information

A copy of Trex Company’s annual report to stockholders for the 2006 fiscal year accompanies this proxy statement. Trex Company is required to file an annual report on Form 10-K for the 2006 fiscal year with the Securities and Exchange Commission, or “SEC.” Stockholders may obtain, free of charge, a copy of the 2006 Form 10-K, without exhibits, by writing to Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary. The 2006 Form 10-K is also available through Trex Company’s web site at http://www.trex.com. The annual report to stockholders and the 2006 Form 10-K are not proxy soliciting materials.

Trex Company also makes available on its web site at http://www.trex.com and in paper form to any stockholder who requests them copies of its corporate governance principles, its code of conduct and ethics, and the charters of each standing committee of its board of directors. Requests for copies of these documents should be directed to Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary.

Important Notice Regarding Delivery of Stockholder Documents

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report to stockholders and proxy statement for each company in which you hold shares through that broker or bank. The practice of sending only one copy of an annual report to stockholders and proxy statement is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of Trex Company’s annual report to stockholders and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to ADP Investor Communication Services, Householding Department, 51 Mercedes Way, Edgewood, New Jersey 11717 (telephone number: 1-800-542-1061). In any event, if you did not receive an individual copy of Trex Company’s annual report to stockholders or this proxy statement, and wish to do so, Trex Company will send a copy to you if you address your written request to Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary, or call Trex Company at 540-542-6300. If you are receiving multiple copies of the annual report to stockholders and proxy statement, you can request householding by contacting Trex Company in the same manner. Trex Company encourages you to participate in this program. It will reduce the volume of duplicate information received at your household, as well as reduce Trex Company’s expense.

SECURITY OWNERSHIP

The following table presents, as of February 15, 2007, information based upon Trex Company’s records and filings with the SEC regarding beneficial ownership of the common stock by the following persons:

•	each person known to Trex Company to be the beneficial owner of more than 5% of the common stock;

•	each director and each nominee to the board of directors;

•	each executive officer of Trex Company named in the Summary Compensation Table following the Compensation Discussion and Analysis section of this proxy statement; and

•	all directors and executive officers of Trex Company as a group.

As of February 15, 2007, there were 15,022,211 shares of common stock outstanding.

The information presented below regarding beneficial ownership of Trex Company’s common stock has been presented in accordance with rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is also deemed to be the beneficial owner of any security as to which a person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Pzena Investment Management, LLC 120 West 45th Street, 20th Floor New York, New York, 10036	1,896,621	12.7

Robert G. Matheny 7681 Ballestrade Court McLean, Virginia 22102	1,189,597	7.9

Wellington Management Company, LLP 75 State Street Boston, Massachusetts, 02109	998,038	6.7

Rutabaga Capital Management 64 Broad Street, 3rd Floor Boston, Massachusetts, 02109	824,855	5.5

Anthony J. Cavanna c/o Trex Company, Inc. 160 Exeter Drive Winchester, Virginia, 22603-8605	1,273,086	8.4

Andrew U. Ferrari	669,613	4.4

Paul D. Fletcher	109,700	*

Harold F. Monahan	93,858	*

William H. Martin, III	30,310	*

William F. Andrews	26,722	*

Patricia B. Robinson	12,885	*

Paul A. Brunner	10,673	*

Frank H. Merlotti, Jr.	3,037	*

Philip J. Pifer (1)	714	*

Jay M. Gratz	—	—

All directors and executive officers as a group (11 persons)	2,230,648	14.8

*	Less than 1%.
(1)	Mr. Pifer’s last day of employment with Trex Company was January 3, 2006.

The percentage of beneficial ownership as to any person as of February 15, 2007 is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days after February 15, 2007, by the sum of the number of shares outstanding as of February 15, 2007 plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days after February 15, 2007. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, Trex Company believes that the beneficial owners of Trex Company’s common stock listed in the table have sole voting and investment power with respect to the shares shown.

The information concerning Pzena Investment Management, LLC is based on a Schedule 13G/A filed with the SEC on February 13, 2007, in which the reporting person reports that it has sole voting power with respect to 1,717,321 of the shares shown and sole dispositive power with respect to all 1,896,621 of the shares shown.

The shares of common stock shown as beneficially owned by Mr. Matheny include 106,469 shares of common stock that Mr. Matheny has the right to purchase within 60 days after February 15, 2007 pursuant to the exercise of stock options.

The information concerning Wellington Management Company, LLP is based on a Schedule 13G/A filed with the SEC on February 14, 2007, in which the reporting person reports that it has shared voting power with respect to 799,650 of the shares shown and shared dispositive power with respect to all 998,038 of the shares shown.

The information concerning Rutabaga Capital Management is based on a Schedule 13G filed with the SEC on January 22, 2007, in which the reporting person reports that it has sole voting power with respect to 522,400 of the shares shown, shared voting power with respect to 302,455 of the shares shown and sole dispositive power with respect to all 824,855 of the shares shown.

The shares of common stock shown as beneficially owned by Mr. Cavanna include 49,284 shares of common stock that Mr. Cavanna has the right to purchase within 60 days after February 15, 2007 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Ferrari include 20,237 shares of common stock held in trust by the Andrew U. Ferrari Foundation, of which Mr. Ferrari and his spouse are co-trustees, 270,000 shares of common stock held by Ferrari Family Investments LLC, of which Mr. Ferrari’s wife is the Manager, and 48,636 shares of common stock that Mr. Ferrari has the right to purchase within 60 days after February 15, 2007 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Fletcher include 57,474 shares of common stock that Mr. Fletcher has the right to purchase within 60 days after February 15, 2007 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Monahan include 61,133 shares of common stock that Mr. Monahan has the right to purchase within 60 days after February 15, 2007 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Martin include 21,210 shares of common stock that Mr. Martin has the right to purchase within 60 days after February 15, 2007 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Andrews include 14,772 shares of common stock that Mr. Andrews has the right to purchase within 60 days after February 15, 2007 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Ms. Robinson include 12,885 shares of common stock that Ms. Robinson has the right to purchase within 60 days after February 15, 2007 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Brunner include 10,673 shares of common stock that Mr. Brunner has the right to purchase within 60 days after February 15, 2007 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Merlotti include 3,037 shares of common stock that Mr. Merlotti has the right to purchase within 60 days after February 15, 2007 pursuant to the exercise of stock options.

The information concerning Mr. Pifer is based on his beneficial ownership as of March 6, 2006, the date of the Release and Severance Agreement between Mr. Pifer and Trex Company.

The shares of common stock shown as beneficially owned by all directors and executive officers as a group include 279,104 shares of common stock that they have the right to purchase within 60 days after February 15, 2007 pursuant to the exercise of stock options.

ELECTION OF DIRECTORS

(Proposal 1)

Nominees for Election as Directors

Trex Company’s certificate of incorporation provides that the board of directors is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The current terms of office of the three current classes of directors expire at this annual meeting, at the annual meeting of stockholders in 2008 and at the annual meeting of stockholders in 2009, respectively. Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire.

In accordance with the recommendation of the nominating/corporate governance committee, William F. Andrews, Paul A. Brunner and Andrew U. Ferrari have been nominated by the board of directors for election to the class with a three-year term that will expire at the annual meeting of stockholders in 2010. All of the nominees are incumbent directors. Mr. Andrews has served on the board of directors since April 1999, Mr. Brunner has served on the board of directors since February 2003, and Mr. Ferrari has served on the board of directors since Trex Company’s formation in 1998.

Approval of Nominees

Approval of the nominees requires the affirmative vote of a plurality of the votes cast at the annual meeting. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR the election of each of the nominees. If any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the board of directors may recommend. It is not anticipated that any of the nominees will be unable or unwilling to serve as a director.

The board of directors unanimously recommends that the stockholders of Trex Company vote FOR the election of the nominees to serve as directors.

Information About Nominees and Continuing Directors

Biographical information concerning each of the nominees and each of the directors continuing in office is presented below.

Nominees for Election for Three-Year Terms

Name	Age	Director Since
William F. Andrews	75	1999
Paul A. Brunner	71	2003
Andrew U. Ferrari	60	1998

William F. Andrews has served as Chairman of Corrections Corporation of America since August 2000, as Chairman of Katy Industries, Inc., a manufacturer of maintenance and electrical products, since October 2001, and as Chairman of the Singer Sewing Company, a manufacturer of sewing machines, since 2004. Mr. Andrews has been a Principal of Kohlberg & Company, a venture capital firm, since 1994, and served as Chairman of Allied Aerospace Company from 2000 to 2006. Prior to 2002, he served in various positions, including Chairman of Scovill Fasteners Inc.; Chairman of Northwestern Steel and Wire Company; Chairman of Schrader-Bridgeport International, Inc.; Chairman, President and Chief Executive Officer of Scovill Manufacturing Co., where he worked for over 28 years; Chairman and Chief Executive Officer of Amdura Corporation; Chairman of Utica Corporation; and Chairman, President and Chief Executive Officer of Singer Sewing Company. Mr. Andrews

also serves as a director of Black Box Corporation and O’Charley’s Restaurants. Mr. Andrews received a B.S. degree in business administration from the University of Maryland and an M.B.A. degree in marketing from Seton Hall University.

Paul A. Brunner is President and Chief Executive Officer of Spring Capital Inc., a merchant bank, which he founded in 1985. From 1982 to 1985, Mr. Brunner served as President and Chief Executive Officer of U.S. Operations of Asea-Brown Boveri, a multi-national Swiss manufacturer of high technology products. In 1967, he joined Crouse Hinds Company, a manufacturer of electronics and electronic equipment, and through 1982 held various positions with that company, including President and Chief Operating Officer, Executive Vice President of Operations, Vice President of Finance and Treasurer, and Director of Mergers and Acquisitions. From 1959 to 1967, he worked for Coopers & Lybrand, an international accounting firm, as an audit supervisor. Mr. Brunner also serves as a director of Johnson Controls, Inc. Mr. Brunner is a Certified Public Accountant. He received a B.S. degree in accounting from the University of Buenos Aires and an M.B.A. degree in management from Syracuse University.

Andrew U. Ferrari has served as President and Chief Operating Officer of Trex Company since August 2005. From March 2003 until August 2005, he was a marketing and business development consultant. Mr. Ferrari served as Executive Vice President of Marketing and Business Development of Trex Company from October 2001 through March 2003, and of TREX Company, LLC, which was Trex Company’s wholly-owned subsidiary until December 31, 2002, from October 2001 through December 2002. He served as Executive Vice President of Sales and Marketing of Trex Company from September 1998 to October 2001, and of TREX Company, LLC from August 1996 to October 2001. From 1989 to 1996, Mr. Ferrari held various positions with Mobil Chemical, including Director of Sales and Marketing of the Composite Products Division, New Business Manager, and Marketing Director of the Consumer Products Division. Mr. Ferrari received a B.A. degree in economics from Whitman College and an M.B.A. degree from Columbia University.

Directors Whose Terms Expire in 2008

Name	Age	Director Since
Jay M. Gratz	54	2007
William H. Martin, III	76	1999

Jay M. Gratz was appointed by the board of directors, upon the recommendation of the nominating/ corporate governance committee, on February 22, 2007 to fill a vacancy on the board. He has served as Executive Vice President and Chief Financial Officer of Ryerson Inc., a metals processor and distributor, since 1999. Mr. Gratz has served as President of Ryerson Coil Processing Division since November 2001. Mr. Gratz served as Vice President and Chief Financial Officer of Inland Steel Industries from 1994 through 1998 and served in various other positions, including Vice President of Finance, within the company since 1975. Mr. Gratz serves as a director on the boards of various domestic and international entities affiliated with Ryerson, Inc. Mr. Gratz is a Certified Public Accountant. He received a B.A. degree in economics from State University of New York in Buffalo and a Masters degree in management from Northwestern University Kellogg Graduate School of Management. An executive search firm engaged by the nominating/corporate governance committee assisted the committee in identifying Mr. Gratz.

William H. Martin, III served as Chairman of Martin Industries, Inc., a manufacturer and producer of gas space heaters, gas logs and pre-engineered fireplaces, from 1994 through 2003 and as a director of Martin Industries from 1974 to 1994. From 1987 to 1993, Mr. Martin served as Executive Assistant to the Rector of Trinity Church in New York City. From 1971 to 1987, he served as President and Chief Executive Officer of Martin Industries. Since 1993, Mr. Martin has been managing private investments and serving as a director of Aluma-Form, Inc., a manufacturer of components for electric utilities, and on the boards of several not-for-profit organizations. Mr. Martin is a graduate of Vanderbilt University.

Directors Whose Terms Expire in 2009

Name	Age	Director Since
Anthony J. Cavanna	67	1998
Frank H. Merlotti, Jr.	56	2006
Patricia B. Robinson	54	2000

Anthony J. Cavanna has served as Chairman and Chief Executive Officer of Trex Company since August 2005. From December 2003 until August 2005, Mr. Cavanna was retired. Before his retirement, Mr. Cavanna served as Executive Vice President and Chief Financial Officer of Trex Company from September 1998 through December 2003, and of TREX Company, LLC from August 1996 through December 2002. From 1962 to August 1996, Mr. Cavanna held a variety of positions with Mobil Chemical, including Group Vice President, Vice President-Planning and Finance, Vice President of Mobil Chemical and General Manager of its Films Division Worldwide, President and General Manager of Mobil Plastics Europe and Vice President-Planning and Supply of the Films Division. Mr. Cavanna currently serves as a director of Ultralife Batteries Co., Inc. and serves as a member of its Audit and Finance Committee and Compensation Committee. Mr. Cavanna received a B.S. degree in chemical engineering from Villanova University and an M.S. degree in chemical engineering from the Polytechnic Institute of Brooklyn.

Frank H. Merlotti, Jr. has served, since October 2006, as President of Steelcase Design Group, the North American business unit of Steelcase, Inc., a manufacturer of office furniture and furniture systems, and served as President of Steelecase North America from September 2002 through September 2006. Mr. Merlotti served as President and Chief Executive Officer of G&T Industries, a manufacturer and distributor of fabricated foam and soft-surface materials for the marine, office furniture and commercial building industries, from August 1999 to September 2002. From 1991 through 1999, Mr. Merlotti served as President and Chief Executive Officer of Metropolitan Furniture Company, a Steelcase Design Partnership company. From 1985 through 1999, Mr. Merlotti served as General Manager of the Business Furniture Division of G&T Industries.

Patricia B. Robinson has been an independent consultant since 1999. From 1977 to 1998, Ms. Robinson served in a variety of positions with Mead Corporation, a forest products company, including President of Mead School and Office Products, Vice President of Corporate Strategy and Planning, President of Gilbert Paper, Plant Manager of a specialty machinery facility and Product Manager for new packaging product introductions. Ms. Robinson received a B.A. degree in economics from Duke University and an M.B.A. degree from the Darden School at the University of Virginia.

Board of Directors and Committees of the Board of Directors

The board of directors currently consists of eight directors. The board of directors has a standing audit committee, a standing compensation committee and a standing nominating/corporate governance committee. The board of directors held six meetings during Trex Company’s 2006 fiscal year. During 2006, each director attended at least 75% of the aggregate of the total number of meetings of the board of directors and of each committee of the board of directors on which such director served.

It is Trex Company’s policy that all directors should attend the annual meetings of Trex Company’s stockholders. All of the directors serving on the board of directors at that time attended the annual meeting of stockholders in 2006.

Director Independence.    The board of directors has affirmatively determined that all of the current directors, other than Anthony J. Cavanna, who is Trex Company’s Chairman and Chief Executive Officer, and Andrew U. Ferrari, who is Trex Company’s President and Chief Operating Officer, are “independent” of Trex Company within the meaning of the rules governing companies listed on the New York Stock Exchange, or “NYSE.” For a director to be “independent” under the NYSE rules, the board of directors must affirmatively determine that the director has no material relationship with Trex Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with Trex Company.

The board of directors has adopted the following categorical standards of independence to assist it in determining whether a director has a material relationship with Trex Company. The following relationships between a director and Trex Company will not be considered material relationships that would preclude a finding by the board of directors that such director is independent under the NYSE rules:

•

employment of the director or the director’s immediate family member by another company that makes payments to, or receives payments from, Trex Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

•

a relationship of the director or the director’s immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which Trex Company or any of its subsidiaries has made charitable contributions of not more than $50,000 annually in any of the last three years.

Consistent with the NYSE rules, Trex Company’s corporate governance principles require Trex Company’s non-management directors to meet at least once each quarter without management present and, if the group of non-management directors includes any director who is not independent under NYSE rules, to meet at least once each year with only the independent directors present. Trex Company’s non-management directors held four executive sessions in 2006. The role of presiding director for each such executive session of directors rotates among members in succession, as determined by the members. The presiding director for each meeting is responsible for advising the Chairman of the Board of decisions reached, and of recommendations for action by the board of directors made, at such meeting.

Audit Committee.    The audit committee of the Trex Company board of directors is a standing committee composed of four non-employee directors who meet the independence and expertise requirements of the NYSE listing standards. Pursuant to SEC rules, the board of directors has determined that Paul A. Brunner qualifies as an “audit committee financial expert,” as such term is defined in Item 401(h)(2) of Regulation S-K promulgated by the SEC, and is independent of management.

The audit committee, which held eleven meetings during 2006, currently consists of Mr. Brunner, who is the Chairman, Mr. Martin, Mr. Merlotti and Ms. Robinson. The audit committee operates under a written charter that is reviewed annually. The audit committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing Trex Company’s independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of each audit with management and the independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of Trex Company’s system of internal controls over financial reporting and disclosure controls and procedures, reviewing the financial statements and other financial information included in Trex Company’s annual and quarterly reports filed with the SEC, and exercising oversight with respect to Trex Company’s code of conduct and ethics and other policies and procedures regarding adherence with legal requirements. A current version of the audit committee charter is available through Trex Company’s web site at http://www.trex.com.

Compensation Committee.    The compensation committee of the Trex Company board of directors is a standing committee composed of three non-employee directors who meet the independence requirements of the NYSE listing standards. The compensation committee operates under a written charter that is reviewed annually.

The compensation committee, which held eight meetings during 2006, currently consists of Mr. Andrews, who is the Chairman, Mr. Brunner and Mr. Merlotti. Mr. Merlotti was appointed to the committee effective on April 20, 2006. Mr. Martin served as a member of the committee during 2005 until April 20, 2006. A current version of the compensation committee charter is available through Trex Company’s web site at http://www.trex.com.

Pursuant to its charter, the principal functions of the compensation committee are to review and approve the compensation and benefits of Trex Company’s Chairman and Chief Executive Officer, or “CEO,” and the other executive officers named in the Summary Compensation Table following the Compensation Discussion and Analysis section of this proxy statement, or “executive officers,” as well as Vice Presidents that report directly to the CEO, and to administer Trex Company’s employee benefit programs, including its 2005 Stock Incentive Plan, Profit Allocation Plan, 1999 Employee Stock Purchase Plan, Bonus Plan and other incentive compensation plans, benefits plans and equity-based plans.

Compensation Consultant.    The compensation committee has the authority to retain and terminate any independent, third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. The compensation committee has the authority to compensate its outside advisors without obtaining approval of the board of directors. In August 2006, in accordance with this authority, the compensation committee engaged DolmatConnell & Partners, Inc. as independent outside compensation consultant to advise the compensation committee on matters related to CEO and other executive compensation. The consultant attended the compensation committee meetings held in October and December 2006. Prior to August 2006, the compensation committee retained the services of Frederick W. Cooke & Company, Inc., as independent compensation advisor to the committee.

The consultant’s assignments are determined by the chairman of the compensation committee. At the request of the chairman, the current consultant recommends the peer group of companies and compensation surveys to be used for the competitive analyses, prepares the market analysis of both executive officer and board compensation, prepares a financial analysis of Trex Company’s performance vis-à-vis the peer group and analyzes the relationship between CEO pay and firm performance, constructs market competitive ranges of pay opportunity for base salaries, bonus targets, and long-term incentive awards for executive officers, and reviews the bonus and long-term incentive plans for linkage to key business objectives and firm performance. The consultant advises the compensation committee as to the compensation of officers of Trex Company’s peer group, but does not recommend any specific pay level changes for executive officers.

Roles of Executives in Establishing Executive Compensation.    Anthony J. Cavanna, Trex Company’s CEO, and Colleen T. Combs, Vice President of Human Resources and Administration, are actively involved in the executive compensation process. Mr. Cavanna reviews the performance of each of the executive officers (other than his own performance) and, within the defined program parameters, recommends to the compensation committee base salary increases and bonus and long-term incentive awards for such individuals. He provides the compensation committee with both short and long-term recommended financial and non-financial performance goals for Trex Company that are used to link pay with performance. Mr. Cavanna also provides his views to the compensation committee and the consultant with respect to the executive compensation program’s ability to attract, retain and motivate the level of executive talent necessary to achieve Trex Company’s goals. Ms. Combs advises the CEO of her views with respect to the performance of the executive team, works with Mr. Cavanna to develop the recommended base salary increases, bonus levels and long-term incentive awards, and provides analysis on the ability of the executive compensation program to attract, retain, and motivate Trex Company’s executive team and potential executive hires. Mr. Cavanna and Ms. Combs attend the meetings of the compensation committee, but do not participate in the compensation committee’s executive sessions.

Nominating/Corporate Governance Committee.    The nominating/corporate governance committee of the Trex Company board of directors is a standing committee composed of three non-employee directors who meet the independence requirements of the NYSE listing standards. The nominating/corporate governance committee operates under a written charter that is reviewed annually. A current version of the nominating/corporate governance committee charter is available through Trex Company’s web site at http://www.trex.com.

The nominating/corporate governance committee, which held four meetings during 2006, currently consists of Ms. Robinson, who is the Chairman, Mr. Andrews and Mr. Martin. This committee is responsible for recommending candidates for election to the board of directors and for making recommendations to the board of directors regarding corporate governance matters, including board size and membership qualifications, board committees, corporate organization, non-employee director compensation, succession planning for officers and key executives, programs for training and development of executive-level employees, and stockholder proposals regarding these matters.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was an officer or employee of Trex Company or any subsidiary of Trex Company during 2006. There are no interlock relationships as defined in the applicable SEC rules.

Director Nominations Policy

The board of directors has, by resolution, adopted a director nominations policy. The purpose of the nominations policy is to set forth the process by which candidates for possible inclusion in Trex Company’s recommended slate of director nominees are selected. The nominations policy is administered by the nominating/corporate governance committee of the board of directors.

The board of directors does not currently prescribe any minimum qualifications for director candidates. Consistent with the criteria for the selection of directors approved by the board of directors, the nominating/corporate governance committee will take into account Trex Company’s current needs and the qualities needed for board service, including experience and achievement in business, finance, technology or other areas relevant to Trex Company’s activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director; independence under SEC and NYSE rules; service on other boards of directors; sufficient time to devote to board matters; and ability to work effectively and collegially with other board members. In the case of incumbent directors whose terms of office are set to expire, the nominating/corporate governance committee will review such directors’ overall service to Trex Company during their term, including the number of meetings attended, level of participation, quality of performance and any transactions of such directors with Trex Company during their term. For those potential new director candidates who appear upon first consideration to meet the board’s selection criteria, the nominating/corporate governance committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

The nominating/corporate governance committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, Trex Company’s advisers, and executive search firms. The committee will consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. The nominating/corporate governance committee has used in the past, and may use in the future, the services of an executive search firm to help identify candidates for directors who meet the qualifications outlined above. The search firm screens the candidates, conducts reference checks, prepares a biography of each candidate for committee review and assists in arranging interviews. In making recommendations for director nominees for the annual meeting of stockholders, the nominating/corporate governance committee will consider any written recommendations of director candidates by stockholders received by the Secretary of Trex Company no later than 120 days before the anniversary of the previous year’s annual meeting of stockholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary.

The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of Trex Company’s director nominations process. The nominating/corporate governance committee intends to review the nominations policy at least annually and anticipates that modifications may be necessary from time to time as Trex Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The nominating/corporate governance committee may amend the nominations policy at any time.

Trex Company’s bylaws provide that any stockholder wishing to nominate persons for election as directors at an annual meeting must deliver to the Secretary of Trex Company at Trex Company’s principal office in Winchester, Virginia a written notice of the stockholder’s intention to make such a nomination. The stockholder generally is required to furnish the notice no earlier than 120 days and no later than 90 days before the first anniversary of the preceding year’s annual meeting. The notice must include the following information: (1) such information regarding each proposed nominee as would be required to be disclosed under SEC rules and regulations in solicitations of proxies for the election of directors in an election contest or otherwise; (2) the written consent of each proposed nominee to serve as a director of Trex Company; and (3) as to the stockholder giving the notice and the beneficial owner, if any, of common stock on whose behalf the nomination is made, (a) the name and address of record of such stockholder and the name and address of such beneficial owner, (b) the class and number of shares of Trex Company’s capital stock that are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of Trex Company’s capital stock entitled to vote at such meeting and intends to appear, in person or by proxy, at the meeting to propose such nomination and (d) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to (A) deliver a proxy statement or form of proxy to holders of at least the percentage of Trex Company’s outstanding capital stock required to elect the nominee or (B) otherwise solicit proxies for stockholders in support of such nomination. Trex Company may require any proposed nominee to furnish such other information as Trex Company may reasonably require to determine the eligibility of such proposed nominee to serve as a director of Trex Company.

Communications With the Board of Directors

The board of directors welcomes communications from its stockholders and other interested parties and has adopted a procedure for receiving and addressing those communications. Stockholders and other interested parties may communicate any concerns they may have about Trex Company directly and confidentially to either the full board of directors or the non-management directors as a group, or to any individual director, at the following address: Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary. A stockholder or other interested party may also call Trex Company’s governance hotline at 1-800-719-4916 and press “2” for Trex Company’s Secretary. An independent third-party vendor maintains Trex Company’s governance hotline, and all calls are forwarded to Trex Company’s Secretary. Trex Company’s Secretary will review and forward all stockholder communications and other communications from interested parties to the intended recipient, except for those communications that are outside the scope of board matters or duplicative of other communications by the applicable person.

Director Compensation

Non-employee directors of Trex Company receive cash and stock-based compensation under the Trex Company, Inc. Amended and Restated 1999 Incentive Plan for Outside Directors, or “Outside Director Plan.” Until February 2006, the Outside Director Plan was administered by a committee consisting of Trex Company’s CEO and Chief Financial Officer. Beginning in February 2006, the Outside Director Plan is administered by the nominating/corporate governance committee. All stock-based grants awarded as compensation to non-employee directors are issued under the Trex Company, Inc. 2005 Stock Incentive Plan, or “Stock Incentive Plan,” which was approved by stockholders at Trex Company’s 2005 annual meeting.

Trex Company’s director compensation program for 2006, developed in consultation with the independent executive compensation consulting firm engaged by the nominating/corporate governance committee, is designed to deliver annual compensation at the median of Trex Company’s peer group made up of 16 firms in both the construction and plastic products and consumer products industries that are similar in both revenues and market capitalization to Trex Company. See “Compensation Discussion and Analysis—Benchmarking” for a list of these

16 companies. Many of Trex Company’s key competitors are not included, since they are either significantly larger, and thus do not provide an appropriate basis for comparison, or are divisions or subsidiaries of public companies, and therefore have not publicly released board compensation data.

Under the program, annual compensation is delivered approximately 55% in stock-settled stock appreciation rights, or “SARs,” based on the Black-Scholes valuation model and approximately 45% in cash (depending on meeting attendance fees), which the board of directors believes appropriately balances remunerating our non-employee directors for their service to Trex Company and linking their compensation closely to returns to stockholders through the potential for enhanced value from future stock price appreciation. Directors may elect to receive additional SARs in lieu of cash payments. Directors are also reimbursed for actual travel expenses.

For 2006, the board of directors determined that median annual director compensation should be approximately $65,000 to $70,000, depending on committee and committee chair assignments.

The board of directors approved a new director compensation program in July 2006 that became effective on July 20, 2006. While the program remains designed to deliver annual director compensation at the median of Trex Company’s peer group, as discussed above, the new program increased the cash compensation portions of the program to enhance the overall competitiveness of the package.

The components of compensation were as follows over the course of 2006:

Board of Directors Compensation Package—January 2006 to June 2006.    The board of directors compensation package from January 2006 through June 2006 was as follows:

•	Upon their initial appointment to the board of directors, non-employee directors received awards of 2,000 SARs/shares of stock options, or “options.”

•

For service on the board of directors, each non-employee director received an annual retainer of $20,000, a $1,000 meeting fee for each in-person meeting attended, a $500 fee for each telephonic meeting attended, and an annual grant of 2,000 SARs/options.

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Each member of the audit committee (other than the chairman) received an annual committee fee of $5,500, and each member of the compensation and the nominating/corporate governance committees (other than their respective chairmen) received an annual committee fee of $3,500.

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The chairman of the audit committee received an annual committee fee of $10,000, and the chairmen of the compensation and the nominating/corporate governance committees received an annual committee fee of $7,500.

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The $20,000 annual director fee and the annual committee fees were paid in the form of cash, or grants of SARs/options (based on the Black-Scholes valuation model of Trex Company shares), or a combination of these forms of consideration, based on the percentages of the forms of consideration elected by the serving director, in four equal quarterly installments in arrears on the first business day following each quarter of the fiscal year in which the eligible director completed board or committee service.

•	The annual grants of SARs/options were made on the date of the first regularly scheduled board of directors meeting after June 30 of each year and were paid in arrears.

•	All stock-based grants vested on the first anniversary of the grant and have a term of ten years.

•	All fees described above paid in arrears were prorated for any partial periods served.

Board of Directors Compensation Package—July 2006 to December 2006.    The board of directors compensation package was revised in July 2006 to more closely align Trex Company’s director compensation with director compensation paid by companies in Trex Company’s peer group. Board of director fees were increased consistent with the trend toward fee increases in the peer group. Committee fees were increased to compensate committee members for the significantly greater time commitment and responsibilities associated in recent years with service on the audit and compensation committees.

The elements of the new package are as follows:

•	Upon initial appointment to the board of directors, non-employee directors will receive awards of SARs valued at $28,800 (based on the Black-Scholes valuation model of Trex Company shares).

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For service on the board of directors, each non-employee director receives an annual retainer of $24,000, a $1,000 meeting fee for each in-person meeting attended, a $500 fee for each telephonic meeting and an annual award of SARs valued at $28,800 (based on the Black-Scholes valuation model of Trex Company shares).

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Each member of the audit committee (other than the chairman) receives an annual committee retainer of $6,500, each member of the compensation committee (other than the chairman) receives an annual committee retainer of $4,000, and each member of the nominating/corporate governance committee (other than the chairman) receives an annual committee retainer of $3,500.

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The chairman of the audit committee receives an annual committee fee of $12,500, and the chairmen of the compensation and the nominating/corporate governance committees receive an annual committee fee of $7,500.

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Each committee member on any of the committees, including the chairman of the committee, receives a $1,000 meeting fee for a special meeting not held in conjunction with a scheduled board of directors meeting, and a $500 fee for each telephonic meeting not held in conjunction with a telephonic board of directors meeting.

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The $24,000 annual director fee and the annual committee fees are paid in the form of cash or grants of SARs (based on the Black-Scholes valuation model of Trex Company stock), or a combination of these forms of consideration, based on the percentages of the forms of consideration elected by the serving director, in four equal quarterly installments in arrears on the first business day following each quarter of the fiscal year in which the eligible director completes board or committee service.

•	The annual grants of SARs are made on the date of the first regularly scheduled board of directors meeting after June 30 of each year.

•	All grants of SARs vest immediately upon grant and have a term of ten years.

•	All fees described above paid in arrears are prorated for any partial periods served.

Before February 2006, the annual stock-based grants were made in the form of stock options. In February 2006, the board of directors amended the Outside Director Plan to provide that the board may make stock-based grants in the form of SARs or stock options. As of February 2006, unless and until the board of directors determines otherwise, stock-based grants under the Outside Director Plan will be made in the form of SARs.

The exercise price per share of a SAR is the fair market value of the common stock on the SAR grant date. Upon exercise of a vested SAR, the non-employee director will be entitled to receive a number of shares of common stock with a value based on the excess of the fair market value of the common stock on the vesting date over the fair market value of the common stock on the grant date.

Upon the termination of a non-employee director’s service for any reason (other than for cause), any options or SARs previously granted to the director will vest, and the director will have the right, at any time within five years after the date of termination of service and before the termination of the option or SAR, to exercise any option or SAR held by the director on the service termination date.

Trex Company does not provide pensions, medical benefits or other benefit programs to directors.

The table below shows compensation paid to the non-employee directors for their service in 2006.

2006 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William F. Andrews (2)	37,000	—	39,192	—	—	—	76,192
Paul A. Brunner (3)	38,281	—	45,431	—	—	—	83,712
William H. Martin, III (4)	18,843	—	62,041	—	—	—	80,884
Robert G. Matheny (5)	26,000	—	25,416	—	—	—	51,416
Frank H. Merlotti, Jr. (6)	22,903	—	29,408	—	—	—	52,311
Patricia B. Robinson (7)	39,750	—	39,192	—	—	—	78,942

(1)	The amounts in the “Option Awards” column reflect the dollar amount of awards recognized for financial statement reporting purposes for 2006 in accordance with SFAS 123R, assuming no forfeitures, and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in note 8 to Trex Company’s audited financial statements in the Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC. Due to the elimination of SAR vesting schedules in 2006, the value of option awards displayed reflects the value of awards granted in 2006 as well as the value of previously granted SARs that were expensed as they vested in 2006.
(2)	Mr. Andrews served as the chairman of the compensation committee and as a member of the nominating/corporate governance committee in 2006. Mr. Andrews did not elect to receive any of his cash compensation in the form of stock options or SARs.
(3)	Mr. Brunner served as the chairman of the audit committee and as a member of the compensation committee in 2006. Mr. Brunner elected to receive $2,469 of his cash compensation in the form of stock options and SARs, which were valued using the Black-Scholes method.
(4)	Mr. Martin served as a member of the audit committee and the nominating/corporate governance committee in 2006 and as a member of the compensation committee through April 19, 2006. Mr. Martin elected to receive $18,843 of his cash compensation in the form of stock options and SARs, which were valued using the Black-Scholes method.
(5)	Mr. Matheny did not serve on any committees. Mr. Matheny did not elect to receive any of his cash compensation in the form of stock options or SARs. Mr. Matheny resigned from the board of directors effective on January 1, 2007.
(6)	Mr. Merlotti was elected to the board of directors in February 2006 and has served as a member of the audit committee and the compensation committee since April 20, 2006. Mr. Merlotti did not elect to receive any of his cash compensation in the form of stock options or SARs. As a new member of the board, he received a new director grant of SARs and a prorated annual equity grant of SARs during 2006.
(7)	Ms. Robinson has served as the chairman of the nominating/corporate governance committee and a member of the audit committee in 2006. Ms. Robinson did not elect to receive any of her cash compensation in the form of stock options or SARs.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Programs

The compensation committee of the board of directors reviews and approves the compensation and benefits of Trex Company’s Chairman and CEO, the Senior Vice President and Chief Financial Officer, or “CFO,” and the other two executive officers of Trex Company, each of whom is an officer named in the Summary Compensation Table, as well as Vice Presidents who report directly to the CEO. For 2006, the named executive officers serving as of December 31, 2006 consisted of the CEO, the President and Chief Operating Officer, or “COO,” the CFO and the Executive Vice President, Materials and Engineering. For a discussion of the compensation committee’s processes and authority, see “Election of Directors—Board of Directors and Committees of the Board of Directors—Compensation Committee” above.

Compensation Philosophy.    Our overall executive compensation philosophy is that pay should be competitive with our relevant market for executive talent, be performance-based, vary with the attainment of specific objectives and be closely aligned with the interests of Trex Company’s stockholders. The core principles of Trex Company’s executive compensation program include:

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Pay competitively:    The compensation committee believes in positioning executive compensation at competitive levels necessary to attract and retain exceptional leadership talent. An individual’s performance and importance to Trex Company can result in that individual’s total compensation being higher or lower than Trex Company’s target market position. The compensation committee regularly utilizes the assistance of a compensation consultant to provide information on market practices, programs and compensation levels.

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Pay-for-performance:    The compensation committee structures executive compensation programs to balance annual and long-term corporate objectives, including specific measures which focus on financial performance, operational objectives, and stock price appreciation, with the goal of fostering stockholder value in the short- and long-term.

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Create an ownership culture:    The compensation committee believes that using compensation to instill an ownership culture effectively aligns the interests of management and the stockholders. As such, the compensation committee designs equity-based compensation, including SARs, time-based restricted shares, or “restricted shares,” and performance-based restricted shares, or “performance shares,” to provide incentives for our executive officers to enhance stockholder value.

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Have a total compensation perspective:    The compensation committee considers all of the compensation components—base salary, annual incentive, long-term incentives, and benefits and perquisites—in total.

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Improved Trex Company financial performance:    Since mid-2005, Trex Company has been engaged in improving its financial performance by expanding its product offerings, enhancing its sales channels, improving production performance, including quality, efficiency and capacity, and lowering the cost of raw materials. The board of directors and the compensation committee believe that the current executive team is the best team to achieve these objectives, and as such, should be paid commensurate with market norms.

The compensation committee believes that the goals of the total compensation program for executive officers should be designed to attract, motivate, and retain key talent to promote the long-term success of Trex Company, and to balance these with a strong link to stockholder return and other measures of performance that drive total stockholder return.

To accomplish these goals, the compensation committee and Trex Company review the executive compensation program regularly to assess whether Trex Company is able to attract and retain exceptionally talented executives and whether total compensation is strongly linked to Trex Company’s ability to meet its annual financial and non-financial goals and, in the longer term, to produce enhanced levels of total stockholder return.

The compensation philosophy is regularly reviewed by management and the compensation committee. It was last reviewed in the third quarter of 2006. While no changes were made to the overall philosophy, which the compensation committee believes is based on appropriate principles, programmatic changes were made in December 2006 to better align the executive compensation system with the philosophy, which are described in detail below.

Compensation Committee Activity.    The compensation committee recognizes the importance of maintaining sound principles for the development and administration of executive compensation and has taken steps in 2006 to enhance the compensation committee’s ability to carry out its responsibilities in an effective manner, as well as to ensure that there are strong links between executive pay and performance. Among the actions it took in 2006 and early 2007, the compensation committee:

•	hired a new independent compensation consultant;

•	established a new peer group of companies for executive compensation and performance comparisons;

•	strengthened the link between CEO and executive officer bonuses and stockholder value by reorienting the annual bonus program;

•	approved an executive retention program to improve Trex Company’s ability to retain the services of executive officers; and

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realigned awards under the long-term incentive plan to a mix of SARs, restricted shares and performance shares, with the mix of award types varying based on the level of the executive officer’s management responsibility.

With the competitive analysis provided by the consultant, the compensation committee was able to review both the competitiveness and appropriateness of each element of compensation. Factors that were considered in these reviews included each executive officer’s total compensation, the performance of Trex Company, and the performance of the executive officer. The compensation committee also considered the competitive market for executive compensation, as Trex Company desires to be competitive with other companies (based on its performance), because it believes that attracting and retaining exceptional talent is critical in building a sustainable competitive advantage in the market. Finally, the compensation committee considered the need and rationale for each element of compensation and the amounts that are targeted and delivered in relation to Trex Company’s performance vis-à-vis the peer group.

In addition to the analysis provided by the consultant, Trex Company’s CEO and Human Resources Department also are actively involved in the executive compensation process. The CEO reviews the performance of each of the executive officers (other than his own performance) and, within the defined program parameters, and in consultation with the Human Resources Department, recommends to the compensation committee base salary adjustments, and bonus and long-term incentive awards for such individuals. For additional information about the role of the CEO and Human Resources Department with respect to executive compensation, see “Election of Directors–Board of Directors and Committees of Board of Directors–Compensation Committee–Roles of Executives in Establishing Executive Compensation” above.

Based on these reviews, the compensation committee believes that both the individual elements of compensation and the compensation in total for each executive officer are appropriate in light of the performance of Trex Company, the position vis-à-vis the competitive labor market, and the executive officer’s performance and importance to Trex Company.

Benchmarking.    Trex Company benchmarks all elements of total direct compensation, which consist of base salary, target annual cash bonus, total target cash compensation, and all forms of long-term incentives to the competitive marketplace. Trex Company benchmarks its executive officer compensation, since the compensation committee believes this is the best way to determine whether it is competitive with Trex Company’s labor market for executive talent. The compensation committee also believes that relying solely on an internal equity-based approach could lead Trex Company to pay either too much or too little relative to the market for executive talent.

Trex Company compares both its levels of executive compensation and its financial performance for executive compensation purposes to a peer group consisting of two sets of companies, a set of companies from the construction and plastic-products industry and a set of companies from the consumer products industry. Trex Company’s primary product competitors are either subsidiaries or divisions of much larger public companies or much smaller public companies, both of which are considered inappropriate for comparative purposes.

The companies that make up Trex Company’s peer group were selected based on six primary criteria:

1.	companies that an outsider, with no knowledge of Trex Company’s internal deliberations on the topic, would agree offer reasonable comparisons for pay and performance purposes;

2.	companies that generally overlap with the labor market for talent, but may not be identical, as Trex Company has hired many executives from consumer products firms to help it build the strong brand identity that Trex Company has developed and seeks to maintain;

3.	companies with revenue and market capitalization approximately one-half to two times Trex Company’s revenue and market capitalization, of which approximately 50% have higher revenue and market capitalization and 50% have lower revenue and market capitalization than Trex Company, with modest exceptions acceptable for industry leaders;

4.	companies whose business model, characteristics, growth potential, and human capital intensity are similar, but not necessarily identical, to those of Trex Company;

5.	public companies based in the United States whose compensation and firm financial data are available in proxy statement and Form 10-K filings; and

6.	companies that are large enough to have similar executive positions to ensure statistical significance.

Based upon these criteria, the peer group of companies selected by the compensation committee in 2006 include:

Deltic Timber Corp.	Movado Group Inc.
ElkCorp.	Raven Industries Inc.
Flexsteel Industries Inc.	RC2 Corp.
Hooker Furniture Corp.	Restoration Hardware Inc.
Insteel Industries	Russ Berrie & Co. Inc.
Kadant Inc.	Simpson Manufacturing Co. Inc.
Lamson & Sessions Co.	Steinway Musical Instruments Inc.
Lifetime Brands Inc.	US Concrete Inc.

The compensation committee places significant weight on Trex Company’s performance for many facets of the executive compensation program development. The performance metrics considered by the compensation committee in choosing peer group companies are revenue growth, net income margin, return on assets, return on equity, EBITDA margin and total stockholder return over a three-year period. Against the set of peer companies chosen for comparison in 2006, Trex Company exhibited strong financial performance over the three-year period that ended in 2005, with five of the six metrics at or above the 60th percentile of Trex Company’s peer group. On a one-year basis, considering only 2005 results, Trex Company’s performance was not nearly as strong.

Trex Company’s targeted market position is the position at which it desires to pay its executive officers relative to the peer group and executive compensation surveys used for benchmarking purposes. To incentivize short-term performance, Trex Company’s targeted market position for base salaries is to approximate the market 50th percentile and for total cash compensation is to approximate the market 60th percentile. Overall, the actual market position of Trex Company for its executive officers in 2006 approximated the 50th percentile of the market for base salaries, the 50th percentile for total target cash compensation (base salary plus targeted bonus), less than the 25th percentile for total actual cash compensation (base salary plus actual bonuses paid) as a result of the non-payment of bonuses for 2005, the 40th percentile for long-term incentives, and the 35th percentile for total actual direct compensation (base salary plus actual bonus plus long-term incentives)

Elements of Compensation

Base Salary.    Base salaries are the only non-variable element of Trex Company’s total compensation. They reflect each executive officer’s responsibilities, the impact of each executive officer’s position, and the contributions each executive officer delivers to Trex Company. Salaries are determined by competitive levels in the market, based on Trex Company’s peer group and the results of executive compensation surveys, for executives with comparable responsibilities and job scope, as well as Trex Company’s internal equity considerations. Each year, at its February meeting, the compensation committee reviews and establishes the base salaries of Trex Company’s executive officers. Salary increases, if any, are based on individual performance, market conditions and company performance. To gauge market conditions, the compensation committee evaluates the peer and market data compiled by its consultant. Base salaries are set upon review of the peer and market data provided to the compensation committee upon consideration of the executive officer’s experience, tenure, performance and potential.

Annual Incentive Plan Compensation.    All executive officers of Trex Company participate in the same annual cash bonus plan. The annual cash bonus plan provides executive officers with the opportunity to gain financially from the results they help to generate annually. The annual cash bonus plan provides for a cash bonus based on the achievement of short-term or annual corporate financial goals.

The performance metric that Trex Company uses in its annual cash bonus plan is Trex Company’s earnings per share, or “EPS,” which Trex Company believes is strongly related to the creation of total stockholder value. The target that is employed in the design of the bonus plan is Trex Company’s planned EPS for the fiscal year, which is approved by the board of directors in the first quarter of the year. The EPS target that was set in 2006 represented significant growth over 2005 and required a substantial year-over-year performance increase to achieve. The 2006 annual cash bonus plan did not include an individual performance component and included a Trex Company performance threshold of 92% of Trex Company’s EPS target, which had to be achieved before any bonus was earned.

Target awards are expressed as a percentage of an executive officer’s base salary. Cash bonus targets for 2006 were 80% for the CEO, and 55% to 75% for the other executive officers, depending on grade level. The total award to any single executive officer was capped at 150% of target.

No cash bonuses were paid for fiscal year 2006 company performance because Trex Company did not meet 92% of the EPS target that was established for 2006.

In December 2006, the compensation committee reviewed its bonus strategy and determined that it was appropriate to make some minor changes to continue to improve the alignment between the bonus plan strategy and Trex Company’s performance. The compensation committee believes that Trex Company’s EPS is the primary driver of increased stockholder value, and that it is important to continue to focus on this financial target in the bonus plan design. In addition, because Trex Company continues to implement initiatives to decrease costs and increase sales, and many of the key objectives to executing such initiatives involve non-financially oriented measures, the compensation committee considered that a non-financial component should be added to the cash bonus plan design. Accordingly, the compensation committee determined that the cash bonus plan should be based on two primary measures instead of one, with the measures for 2007 being Trex Company’s planned EPS and individual performance. The weight of each measure will differ with the officer’s grade level. For the CEO, the bonus is based 80% on obtaining Trex Company’s planned EPS and 20% on individual performance. For the other executive officers, the planned EPS component of the weighting ranges from 50% to 80% (with individual performance constituting the remainder). Individual performance targets for the CEO and COO are developed by the compensation committee of the board of directors in February of the applicable year, and individual performance targets for the other executive officers are recommended by the CEO at the beginning of the applicable year.

Similar to historical practice, for 2007, target awards are expressed as a percentage of an executive officer’s base salary. Bonus targets for 2007 are 80% for the CEO, and 55% to 75% for the other executive officers, depending on the executive officer’s grade level. The total award to any single executive officer is capped at 145% of target. No bonus will be paid for 2007 corporate performance unless 91% of the EPS target for the year is achieved.

Long-Term Equity Incentives.    The performance of Trex Company also will significantly affect the value of long-term incentive awards to executives. SARs, one of the components of Trex Company’s long-term incentive, will have value only if Trex Company’s stock price increases above the grant price. Another component of Trex Company’s long-term incentive, performance shares, will have value only if longer-term performance metrics are achieved. The remaining component of Trex Company’s long-term incentive, restricted shares, will be of greater value if Trex Company performs well and the stock price increases.

The long-term equity incentive program is designed to align executive officers’ interests with those of stockholders, motivate the executive officer team to achieve key financial goals and reward superior performance. The design of the program helps to reduce executive officer turnover and to retain the knowledge and skills of Trex Company’s valued employees. In structuring the size of long-term equity incentive awards, the compensation committee seeks to balance the interests of Trex Company’s stockholders in a policy that moderates the dilutive effects of annual equity-based awards against the need to provide attractive and competitive incentive compensation. The compensation committee bases individual grants of equity-based awards on various factors, including competitor and market data compiled by the consultant. Individual grants are also affected by Trex Company’s financial results, individual performance, and the individual’s potential to contribute to Trex Company’s success.

For 2006, Trex Company’s long-term equity incentive program consisted of the granting of SARs and performance shares, each representing 50% of the total long-term incentive grant. The total target long-term incentive award is expressed as a percentage of an executive officer’s base salary, and for 2006 was 200% for the CEO, and 135% to 190% for the other executive officers, depending on the executive officer’s grade level. The compensation committee retains discretion to adjust the target percentage award based upon each executive officer’s current performance and anticipated future contribution to Trex Company’s’ results, and to take into account the amount and terms of equity-based awards previously granted to the executive officer.

Trex Company granted SARs at a price equal to the fair market value of Trex Company’s common stock on the date of the grant. The three-year SAR vesting period, in which one-third of the award vests on each anniversary of the grant date until fully vested, encourages executive officers to work with a long-term view of Trex Company’s performance and reinforces their long-term affiliation with Trex Company. Executive officers also only receive value in the SAR grants when the share price increases above the grant price, which strengthens their alignment with stockholder interests. The performance shares granted in 2006 vest at the end of a three-year period if specified EPS targets are met for the third year. The EPS target set for the third year represents significant growth over 2005 and will require a substantial performance increase over the three-year period to achieve. No performance shares will vest unless 85% of the EPS target for the year is achieved. The maximum number of performance shares that can vest will be 150% of the target number granted. The Summary Compensation Table includes the SAR and performance share grants to the executive officers approved by the compensation committee in 2006.

In December 2006, the compensation committee reviewed its long-term incentive strategy and mix of long-term incentive awards and determined that it was appropriate to make certain changes in order to continue to improve the alignment between the long-term incentive strategy and Trex Company’s performance. Beginning with the 2007 long-term equity grants, the overall mix of long-term incentive awards was changed to approximately 50% SARs and 50% restricted shares for all executive officers other than the CEO, COO and CFO. Long-term incentives for the CEO, COO and CFO include performance shares, with an overall mix of long-term incentive awards of approximately 45% SARs, 45% restricted shares and 10% performance shares. The total target long-term incentive award for 2007 is expressed as a percentage of the executive officer’s base salary, and was 220% for the CEO and 155% to 210% for the other executive officers, depending on the executive officer’s grade level. The compensation committee retains discretion to adjust the target percentage award based upon each executive officer’s current performance and anticipated future contribution to Trex Company’s results, as well as upon the amount and terms of equity-based awards previously granted to the executive officer by Trex Company.

The SARs and the restricted shares each have a three-year vesting period, vesting one-third each year, and the performance shares will vest at the end of a three-year period if specified EPS targets are met for the third year. No performance shares will vest unless 85% of the EPS target for the year is achieved. The maximum number of performance shares that can vest will be 150% of the target number granted. This portfolio of long-term equity incentives serves to provide a strong incentive to increase the share price through the SARs, a strong retention focus through time-based restricted shares, a strong incentive to increase financial performance through performance shares, and a more moderate dilutive impact than providing only SARs, in that providing full-value vehicles such as restricted shares and performance shares uses fewer shares to provide equivalent value to the executives.

The compensation committee believes that the approach adopted for the 2007 grants of long-term incentive compensation builds upon its pay-for-performance philosophy and incorporates the growing prevalence in the marketplace of an incentive approach that provides a balance between different long-term incentive vehicles. Further, the grant of restricted shares is intended to create greater alignment between the interests of stockholders and management by providing senior management with direct ownership in Trex Company, including the downside risk to the value of the equity, and also serves as a retention incentive. In this way, the restricted shares provide additional and different incentives than the SARs granted to executive officers.

Although the compensation committee and the executive team are strong proponents of performance shares and their link to stockholder value creation, the compensation committee concluded that, in Trex Company’s current situation, where the impact of current results on longer-term performance is more difficult to discern, it is appropriate to use this long-term incentive only for the CEO, COO and CFO, who have the greatest potential impact on the short-term objectives to increase sales and reduce costs and the creation of stockholder value.

Equity Grant Practices.    The compensation committee regularly makes its yearly long-term equity incentive grants to executive officers at its February meeting, with the grant date being the date of the compensation committee meeting at which such equity grants are approved. The only exception to this policy has been with respect to the new hire of an executive officer, with the grant date being the hiring date, and with respect to extraordinary retention awards of restricted shares made in 2002 and, as discussed below, in 2007. With respect to stock options and SARs, the exercise price and grant price, respectively, are the closing market price of Trex Company’s common stock on the New York Stock Exchange on the grant date. Trex Company does not time the grant of equity awards in coordination with the release of material non-public information.

Retention Awards.    In January 2007, a grant of restricted shares was made to one executive officer, other than the CEO, valued at 150% of the executive officer’s annual base salary, to help ensure the retention of such executive officer. These restricted shares will vest over a three-year period in equal increments.

Although no bonuses were paid to any executive officer for Trex Company’s 2006 financial performance, Trex Company paid a retention cash bonus in January 2007 in the amount of $35,000 to one of its executive officers, other than the CEO, for his contributions in executing several key objectives critical to the turnaround effort. The compensation committee and the CEO believe this retention cash bonus award was appropriate in light of the fact that, while Trex Company did not meet its financial targets and minimum threshold for funding the bonus plan in 2006, it did make significant progress in implementing its turnaround plan, and the special payment was necessary to help ensure the retention of such executive officer.

Personal Benefits and Perquisites.    The compensation committee oversees the design, implementation and administration of all Trex Company benefit programs. Trex Company maintains a limited number of benefit programs available solely to Trex Company’s officers. The perquisites and benefits include an annual company car allowance, country club memberships for the CEO and COO, and a company-paid housing allowance for one executive officer. The amounts relating to these perquisites are disclosed in the footnotes to the Summary Compensation Table. The compensation committee, with the assistance of its consultant, periodically reviews the cost and prevalence of these programs to ensure they are in line with competitive practices and are warranted based upon the business need and contributions of the executive officers. The personal benefits are considered to constitute a part of Trex Company’s overall program and are presented in this light as part of the total compensation package approved by the compensation committee at the time of an executive officer’s hiring or promotion, as part of the compensation committee’s review of each executive officer’s annual total compensation, and in compensation discussions with executive officers. The compensation committee believes that the benefits Trex Company and the executive officers derive from these benefits more than offset their costs to Trex Company.

Employment Agreements.    Trex Company does not currently have any employment agreements with its executive officers, other than standard confidentiality and non-competition agreements.

Deferred Compensation.    Trex Company currently does not have any deferred compensation arrangement with its executive officers.

Severance Agreements.    Trex Company does not currently have severance agreements in place for the CEO or any of the executive officers, except for the change in control agreements described below.

On January 3, 2006, Mr. Pifer’s employment as Senior Vice President, Sales and Marketing of Trex Company terminated. As disclosed in the Summary Compensation Table, Mr. Pifer was provided with severance payments of $308,286 under the terms of Mr. Pifer’s severance agreement with Trex Company. In addition, under the terms of Mr. Pifer’s severance agreement, all unvested restricted shares were immediately vested upon Mr. Pifer’s termination. At the time of his termination, Mr. Pifer held 74,051 stock options, which terminated on April 3, 2006 in accordance with Mr. Pifer’s severance agreement. All unexercised options held by Mr. Pifer expired 90 days after his last day of employment.

Change in Control Agreements.    Until early 2007, Trex Company did not have any change in control agreements with the executive officers that would provide payments upon a change in control, other than certain acceleration of equity grants pursuant to equity award agreements. As of April 2, 2007, however, Trex Company entered into agreements with the CEO and the other executive officers to provide certain payments to the executive officers upon a change in control. For a discussion of these arrangements, including the estimated quantification of these amounts, see “Elements of Post Termination Compensation” following this Compensation Discussion and Analysis.

New Hire Grants.    The compensation committee has authorized the CEO and the COO to grant up to 10,000 shares to any one individual, and a total of 400,000 shares in aggregate, of stock options, SARs and restricted shares, with a grant date as of the date of hire, to new employees of Trex Company below the level of Vice President. With respect to stock options and SARs, the exercise price and grant price, respectively, are the closing market price of Trex Company’s common stock on the New York Stock Exchange on the grant date.

Stock Ownership and Retention Guidelines

Trex Company does not currently have stock ownership or retention guidelines. The compensation committee does not believe that such guidelines are currently necessary to provide senior management with a link to increasing stockholder value. As founders of Trex Company, the CEO and COO each have significant stock holdings, and the other executive officers hold at least two to three times their current base salary in equity incentives. As new executives are brought into Trex Company, the compensation committee will re-evaluate the advisability of adopting ownership and retention guidelines.

Impact of Regulatory Requirements

Policy on Deductibility of Named Executive Officer Compensation.    In evaluating compensation program alternatives, the compensation committee considers the potential impact on Trex Company of Section 162(m) of the Internal Revenue Code. Section 162(m) eliminates the deductibility of compensation over $1 million paid to the executive officers, excluding “performance-based compensation.” Compensation programs generally will qualify as performance-based if compensation is based on pre-established objective performance targets, the programs’ material features have been approved by stockholders, and there is no discretion to increase payments after the performance targets have been established for the performance period.

To the extent an executive officer would otherwise earn over $1 million in compensation in any calendar year, the compensation committee will endeavor to maximize deductibility of compensation under Section 162(m) of the Internal Revenue Code to the extent practicable while maintaining a competitive, performance-based compensation program. However, tax consequences, including, but not limited to tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by officers regarding stock options) which are beyond the control of either the compensation committee or Trex Company. In addition, the compensation committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives and fit within the compensation committee’s guiding principles. Finally, based on the amount of deductions Trex Company can take each year, the actual impact of the loss of deduction for compensation paid to the CEO and the other four most highly compensated executives over the $1 million limitation may be small and have a de minimis impact on Trex Company’s overall tax position. For all of the foregoing reasons, the compensation committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The compensation committee will consider alternative forms of compensation, consistent with its compensation goals that preserve deductibility.

Internal Revenue Code Section 409A.    The compensation committee has reviewed all of Trex Company’s compensation plans and programs to ensure that they are compliant with Section 409A of the Internal Revenue Code and has determined that, absent final regulations by the Internal Revenue Service, they are compliant.

Impact of SFAS 123R.    SFAS 123R is one factor that Trex Company considers in the design of its long-term equity incentive programs, with the others being the link to the performance that each vehicle provides, the degree of upside leverage and downside risk inherent in each vehicle, the impact on dilution and overhang that the vehicles have, and the role that each vehicle has in the attraction, retention, and motivation of our executive and key employee talent. Trex Company monitors its SFAS 123R expense to ensure that it is reasonable. Expense will not be the most important factor in making decisions about our long-term incentive plans.

Report of the Compensation Committee

The compensation committee of the Trex Company, Inc. board of directors has reviewed and discussed with Trex Company’s management the Compensation Discussion and Analysis above, and recommended to the board of directors that the Compensation Discussion and Analysis be included in Trex Company’s 2007 proxy statement and incorporated by reference in Trex Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE COMPENSATION COMMITTEE

William F. Andrews

Paul A. Brunner

Frank H. Merlotti, Jr.

The following table sets forth information about compensation paid to, or accrued on behalf of, Trex Company’s CEO and CFO, its other two named executive officers who were serving in that capacity on December 31, 2006, and a former named executive officer, each of whom earned at least $100,000 in total compensation during 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)		Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Anthony J. Cavanna	2006	498,658	—	—		331,704	—	—	26,970	857,331
Chairman and Chief Executive Officer

Andrew U. Ferrari	2006	448,792	—	—		290,856	—	—	32,568	772,216
President and Chief Operating Officer

Harold F. Monahan	2006	330,112	—	231,642		68,498	—	—	46,128	676,381
Executive Vice President, Materials and Engineering

Paul D. Fletcher	2006	267,326	—	217,548		62,193	—	—	32,747	579,815
Senior Vice President and Chief Financial Officer

Philip J. Pifer (6)	2006	—	—	38,999	(6)	—	—	—	310,886	349,884
Senior Vice President, Sales and Marketing (former)

(1)	No executive officers earned payments which would be characterized as “Bonus” payments for 2006.
(2)	The amounts in the “Stock Awards” column reflect the dollar amount recognized for financial statement reporting purposes for 2006 for each named executive officer, in accordance with SFAS 123R, assuming no forfeitures. The amounts include awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in note 8 to Trex Company’s audited financial statements in the Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC, or the “2006 Form 10-K.”
(3)	The amounts in the “Option Awards” column reflect the dollar amount of awards recognized for financial statement reporting purposes for 2006 for each named executive officer, in accordance with SFAS 123R, assuming no forfeitures. The amounts include awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in note 8 to Trex Company’s audited financial statements in the 2006 Form 10-K.
(4)	The current named executive officers did not receive any annual non-equity incentive plan compensation payments for 2006. See “Compensation Discussion and Analysis” and the Grants of Plan-Based Awards Table below for additional information on these awards.
(5)	See the All Other Compensation table below for additional information.
(6)	Mr. Pifer’s last day of employment with Trex Company was January 3, 2006. The amount shown for “Stock Awards” reflects restricted shares that vested upon Mr. Pifer’s termination of employment. Under the terms of Mr. Pifer’s severance agreement and the Stock Incentive Plan, all unexercised options granted to Mr. Pifer expired 90 days after his last day of employment.

The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table.

ALL OTHER COMPENSATION TABLE

	401(k) Matching Contribution ($) (1)	Club Membership ($) (2)	Housing Allowance ($) (3)	Car Allowance ($) (4)	Money Purchase Pension Plan ($) (5)	Severance Benefits ($)	Total Other Compensation ($)
Anthony J. Cavanna	3,750	3,844	—	10,576	8,800	—	26,970
Andrew U. Ferrari	3,349	2,720	—	17,699	8,800	—	32,568
Harold F. Monahan	4,450	—	15,206	17,673	8,800	—	46,128
Paul D. Fletcher	6,283	—	—	17,663	8,800	—	32,747
Philip J. Pifer (6)	2,600	—	—	—	—	308,286	310,886

(1)	Represents company matching contributions to Trex Company’s defined contribution employee profit sharing and 401(k) plan. Trex Company matches up to 2% of an employee’s annual salary, based on the limitations imposed under the rules of the Internal Revenue Service.
(2)	Represents the cost of annual country club dues for Mr. Cavanna and Mr. Ferrari.
(3)	Represents the cost of a company-leased apartment of $10,310 and reimbursement of associated federal and state income taxes of $4,896.
(4)	Represent the cost of company-leased automobiles of $9,161 for Mr. Cavanna, $12,000 for Mr. Ferrari, $14,821 for Mr. Monahan, and $12,975 for Mr. Fletcher, and reimbursement of associated federal and state income taxes of $1,415 for Mr. Cavanna, $5,699 for Mr. Ferrari, $2,852 for Mr. Monahan, and $4,688 for Mr. Fletcher.
(5)	Represents company contributions to Trex Company’s defined contribution money purchase pension plan of 4% of an employee’s annual salary, up to the limitations imposed under the rules of the Internal Revenue Service.
(6)	Represents employment severance payments of $308,286 to Mr. Pifer, as well as a $2,600 company matching contribution to Trex Company’s defined contribution employee profit sharing and 401(k) plan, under Mr. Pifer’s severance agreement.

The following table sets forth information about the cash and equity incentive compensation awarded to the executive officers in 2006.

GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)
Name	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (4)	All Other Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Anthony J. Cavanna	2/8/2006							—	103,000	24.17	1,049,551
	—	200,000	400,000	600,000
Andrew U. Ferrari	2/8/2006							—	88,000	24.17	896,704
	—	168,750	337,500	506,250
Harold F. Monahan	2/8/2006							—	22,000	24.17	224,176
	2/8/2006				—	9000	13500			24.17	217,530
	—	107,575	215,150	322,725
Paul D. Fletcher	2/8/2006							—	18,000	24.17	183,417
	2/8/2006				—	7000	10500			24.17	169,190
	—	74,212	148,423	222,634
Philip J. Pifer	—	—	—	—	—	—	—	—	—	—	—

(1)	Grants vest ratably over three years. Options vest 100% at retirement. Retirement is defined under the Trex Company, Inc. Amended and Restated 1999 Stock Option and Incentive Plan as either age 65 or age 55 with five years service, and under the Stock Incentive Plan as age 65 only. For Mr. Cavanna, options granted on February 8, 2006 do not vest at retirement.
(2)	Represents threshold, target and maximum payout levels under the annual non-equity incentive plan (annual cash bonus plan) for 2006 performance. The actual amount of incentive bonus earned by each named executive officer in 2006 is reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above. Additional information regarding the design of the annual cash bonus plan, including a description of the performance-based conditions applicable to 2006 awards, is included in the Compensation Discussion and Analysis section of this proxy statement. No awards were paid for 2006 because threshold performance was not met.
(3)	Represents threshold, target and maximum number of performance shares that may be earned subject to the attainment of pre-established financial targets. Additional information regarding the performance shares and Trex Company’s long-term incentive program is included in the Compensation Discussion and Analysis section of this proxy statement.
(4)	Represents the grant date fair value of the award determined in accordance with SFAS 123R, assuming no forfeitures. Assumptions used in the calculation of these amounts are included in note 8 to Trex Company’s audited financial statements in the 2006 Form 10-K.

The following table provides information about equity awards that were outstanding and held by the named executive officers as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Anthony J. Cavanna
03/03/00	15,095	—	—	27.00	12/31/06	—	—	—	—
02/23/01	7,989	—	—	24.20	12/31/06	—	—	—	—
02/25/03	11,950	—	—	35.95	12/31/08	—	—	—	—
07/27/04	1,000	—	—	43.47	07/27/14	—	—	—	—
07/21/05	2,000	—	—	25.44	07/21/15	—	—	—	—
02/08/06	—	103,000	—	24.17	02/08/16	—	—	—	—

Andrew U. Ferrari
02/25/03	11,508	—	—	35.95	03/14/08	—	—	—	—
06/30/03	436	—	—	39.25	06/30/13	—	—	—	—
07/24/03	500	—	—	37.29	07/24/13	—	—	—	—
10/01/03	278	—	—	31.05	10/01/13	—	—	—	—
01/01/04	233	—	—	37.35	01/01/14	—	—	—	—
04/01/04	261	—	—	33.45	04/01/14	—	—	—	—
07/02/04	237	—	—	37.36	07/02/14	—	—	—	—
07/27/04	2,000	—	—	43.47	07/27/14	—	—	—	—
10/01/04	239	—	—	45.30	10/01/14	—	—	—	—
01/04/05	209	—	—	52.31	01/04/15	—	—	—	—
04/01/05	354	—	—	44.41	04/01/15	—	—	—	—
07/01/05	630	—	—	25.70	07/01/15	—	—	—	—
07/21/05	2,000	—	—	25.44	07/21/15	—	—	—	—
10/03/05	417	—	—	24.00	10/03/15	—	—	—	—
02/08/06	—	88,000	—	24.17	02/08/16	—	—	—	—

Harold F. Monahan
10/01/00	6,250	—	—	30.31	10/01/10	—	—	—	—
02/23/01	212	—	—	24.20	02/23/11	—	—	—	—
02/21/02	7,500	—	—	20.00	02/21/12	—	—	—	—
02/21/02	4,815	—	—	20.00	02/21/12	—	—	—	—
03/19/02	—	—	—	—	—	13,334	305,215	—	—
02/25/03	6,090	—	—	35.95	02/25/13	—	—	—	—
02/19/04	8,586	—	—	38.51	02/19/14	—	—	—	—
03/08/05	—	—	—	—	—			5,884	134,685
03/09/05	4,770	—	—	46.71	03/09/15	1,797	41,133	—	—
03/09/05	15,576	—	—	46.71	03/09/15	—	—	—	—
02/08/06	—	22,000	—	24.17	02/08/16	—	—	9,000	206,010

Paul D. Fletcher
10/16/01	10,000	—	—	17.54	10/16/11	—	—	—	—
02/21/02	11,858	—	—	20.00	02/21/12	—	—	—	—
03/19/02	—					13,334	305,215	—	—
02/25/03	7,261	—	—	35.95	02/25/13	—	—	—	—
02/19/04	7,205	—	—	38.51	02/19/14	—	—	—	—
03/08/05	—	—	—	—	—	—	—	4,500	103,005
03/09/05	3,150	—	—	46.71	03/09/15	1,186	27,148	—	—
03/09/05	12,000	—	—	46.71	03/09/15	—	—	—	—
02/08/06	—	18,000	—	24.17	02/08/16	—	—	7,000	160,230

Philip J. Pifer (5)	—	—	—	—	—	—	—	—	—

(1)	Options granted on February 8, 2006 vest in equal installments over three years. Stock awards granted on March 19, 2002 and March 9, 2005 fully vest in equal installments over five years and three years, respectively.
(2)	The term of each option may not exceed ten years.
(3)	The value is calculated based on the $22.89 closing price of Trex Company’s common stock on the New York Stock Exchange on December 29, 2006, the last market trading day of the year, times the number of shares that are unvested.
(4)	The value is calculated based on the $22.89 closing price of Trex Company’s common stock on the New York Stock Exchange on December 29, 2006, the last market trading day of the year, times the number of shares that are unvested.
(5)	Mr. Pifer’s last day of employment with Trex Company was January 3, 2006. Under the terms of Mr. Pifer’s severance agreement with Trex Company and the Stock Incentive Plan, all unexercised options granted to Mr. Pifer in 2005 expired 90 days after his last day of employment.

The following table sets forth information about stock awards to the named executive officers that vested in 2006.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (4)
Anthony J. Cavanna	—	—	—	—
Andrew U. Ferrari	—	—	—	—
Harold F. Monahan (1)	—	—	14,232	411,309
Paul D. Fletcher (2)	—	—	13,927	402,900
Philip J. Pifer (3)	—	—	1,159	33,379

(1)	The amount shown for “Stock Awards” reflects 899 restricted shares that vested on March 9, 2006 at a price of $27.57, and 13,333 restricted shares that vested on March 19, 2006 at a price of $28.99.
(2)	The amount shown for “Stock Awards” reflects 594 restricted shares that vested on March 9, 2006 at a price of $27.57, and 13,333 restricted shares that vested on March 19, 2006 at a price of $28.99.
(3)	The amount shown for “Stock Awards” reflects 1,159 restricted shares that vested upon Mr. Pifer’s termination of employment on January 3, 2006 at a price of $28.80.
(4)	The value is calculated based on the closing price of Trex Company common stock on the date of vesting (as set forth above), times the number of vested shares.

Elements of Post-Termination Compensation

Potential Payments Upon Termination or Change in Control as of December 31, 2006.    As of December 31, 2006, Trex Company did not have change in control agreements in place for the CEO or any of the executive officers. However, all outstanding SARs held by an officer would have accelerated if the officer was involuntarily terminated within one year after a change in control in accordance with the equity grant agreements. As of December 31, 2006, there were no other change in control benefits.

The table below reflects the amount of compensation payable to the CEO and each of Trex Company’s other executive officers in the event of termination following a change in control of such officer’s employment. The amounts shown assume that such termination was effective as of December 31, 2006 and thus includes amounts earned through such time. These figures are estimates of the amounts which would be paid to the officers upon their termination, which reflect only the value of SARs held by the officer that would have vested upon the change in control and termination of employment. The actual amounts to be paid can only be determined at the time of such executive officer’s separation from Trex Company.

CHANGE IN CONTROL AND SEVERANCE COMPENSATION

AS OF DECEMBER 31, 2006

Name	Acceleration of Equity Awards (Unrecognized) Expense as of 12/31/06 ($) (1) (2) (3)	Total Termination Benefits
Anthony J. Cavanna
• Voluntary retirement	—	—
• Involuntary termination	—	—
• Termination after change in control	728,855	728,855

Andrew U. Ferrari
• Voluntary retirement	—	—
• Involuntary termination	—	—
• Termination after change in control	622,711	622,711

Harold F. Monahan
• Voluntary retirement	—	—
• Involuntary termination	—	—
• Termination after change in control	155,678	155,678

Paul D. Fletcher
• Voluntary retirement	—	—
• Involuntary termination	—	—
• Termination after change in control	127,373	127,373

(1)	Cash severance, medical/welfare benefits and excise tax gross-up payments are not provided to Trex Company executives upon termination.
(2)	Reflects the value of SARs that vest upon a change in control. Restricted shares and performance shares do not vest upon a change in control.
(3)	This value is calculated as the Black-Scholes value of awards not yet recognized in financial statements as of December 31, 2006, in accordance with SFAS 123R and assuming no forfeitures. Assumptions used in the calculation of these amounts are included in note 8 to Trex Company’s audited financial statements in the 2006 Form 10-K.

Changes to Post-Termination Benefits as of April 2, 2007.    In light of competitive market practices, based on the findings in a study recently completed by the compensation committee’s independent consultant, the compensation committee approved change in control severance agreements in March 2007, and, as of April 2, 2007, Trex Company entered into these agreements with the CEO and the other executive officers. The agreements are intended to help retain these executive officers, maintain a stable work environment and provide economic security to certain key employees in the event of termination of their employment in connection with a change in control.

Pursuant to these agreements if, within the period beginning 90 days before and ending two years after a “change in control” of Trex Company an executive officer’s employment is terminated by Trex Company (other than a termination for cause or by reason of death or disability) or if the executive officer terminates his employment in certain circumstances defined in the agreement which constitute “Good Reason,” the executive officer will receive:

•

a lump sum severance payment of one and one-half times (two and one-half times for the CEO) (1) the executive officer’s annual base salary (in effect immediately prior to the change in control or termination, whichever is greater) and (2) the greater of (a) the executive officer’s target annual cash bonus (for the year in which the change in control occurs or the year of the termination, whichever is greater) or (b) the executive officer’s actual annual cash bonus for the last fiscal year immediately prior to termination;

•

continuation of group health and dental insurance, and group life insurance, on the same terms and conditions as though the executive officer had remained an active employee, for the longer of 18 months (30 months for the CEO) or until coverage is obtained from a new employer; and

•	accelerated vesting of all outstanding long-term incentive awards, including, but not limited to, stock options, SARs, restricted shares, and performance shares (at the targeted payment level).

In addition, the agreement with the CEO provides for a gross-up payment if he is subject to excise taxes on payments made under his agreement pursuant to Section 4999 of the Internal Revenue Code. The executive officers other than the CEO are not provided with an excise tax gross-up. If payments made to one of these executive officers would cause him to become subject to an excise tax, Trex Company shall reduce his payment to the extent necessary to avoid the application of such excise tax, with the executive officer having the option to elect which component(s) of the severance payment are so reduced.

The table below reflects the amount of compensation that would have been payable to the CEO and each of the other executive officers of Trex Company in the event of a termination following a change in control if the change in control agreements implemented on April 2, 2007 had been in place on December 31, 2006. These figures are estimates of the amounts which would be paid to the executive officers upon their termination. The actual amounts to be paid can only be determined at the time of such executive officer’s separation from Trex Company.

CHANGE IN CONTROL AND SEVERANCE COMPENSATION

AS OF APRIL 2, 2007

Name	Cash ($)	Benefit Continuation ($)	Acceleration of Equity Awards (Unrecognized) Expense as of 12/31/06 ($) (1) (2)	Tax Gross Up ($)	Total Termination Benefits ($)
Anthony J. Cavanna
• Voluntary retirement	—	—	—	—	—
• Involuntary termination	—	—	—	—	—
• Termination after change in control	2,250,000	600	728,855	1,082,621	4,062,076
Andrew U. Ferrari
• Voluntary retirement	—	—	—	—	—
• Involuntary termination	—	—	—	—	—
• Termination after change in control	1,181,250	288	622,711	—	1,804,249
Harold F. Monahan
• Voluntary retirement	—	—	—	—	—
• Involuntary termination	—	—	—	—	—
• Termination after change in control	819,225	11,977	747,442	—	1,578,644
Paul D. Fletcher
• Voluntary retirement	—	—	—	—	—
• Involuntary termination	—	—	—	—	—
• Termination after change in control	639,974	11,963	382,885	—	1,034,821

(1)	All stock options, SARS, and restricted shares and performance shares vest upon termination of employment. Performance shares vest at the targeted award value.
(2)	This value is calculated as the Black-Scholes value of awards not yet recognized in financial statements as of December 31, 2006, in accordance with SFAS 123R and assuming no forfeitures. Assumptions used in the calculation of these amounts are included in note 8 to Trex Company’s audited financial statements in the 2006 Form 10-K.

REPORT OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS OF TREX COMPANY, INC.

During the fiscal year ended December 31, 2006, the audit committee reviewed with Trex Company’s financial managers, the internal auditors and Ernst & Young LLP (“Ernst & Young”), Trex Company’s independent registered public accounting firm, the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation of Trex Company’s system of internal control, the quality of Trex Company’s financial reporting, and Trex Company’s process for legal and regulatory compliance. The audit committee also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Management is responsible for Trex Company’s system of internal control, the financial statements and the financial reporting process, and the assessment of the effectiveness of internal control over financial reporting. Ernst & Young is responsible for performing an integrated audit and issuing reports on the following: (1) Trex Company’s consolidated financial statements; (2) Trex Company’s internal control over financial reporting; and (3) management’s assessment of the effectiveness of Trex Company’s internal control over financial reporting. As provided in its charter, the audit committee’s responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, Ernst & Young reports directly to the audit committee. The audit committee appointed Ernst & Young as Trex Company’s independent registered public accounting firm and approved the firm’s compensation.

The audit committee discussed with Ernst & Young the matters required to be discussed by the New York Stock Exchange, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and the American Institute of Certified Public Accountants’ Statement on Auditing Matters No. 61, Communication with Audit Committee, as amended. In addition, the audit committee has received from Ernst & Young the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Ernst & Young the firm’s independence from Trex Company and its management.

In reliance on the review and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, the inclusion of the audited financial statements in Trex Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE

Paul A. Brunner

William H. Martin, III

Frank H. Merlotti, Jr.

Patricia B. Robinson

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

The audit committee of the board of directors has appointed Ernst & Young LLP as Trex Company’s independent registered public accounting firm for Trex Company’s fiscal year ending December 31, 2007. The board of directors is submitting this appointment for stockholder ratification at the annual meeting.

A representative of Ernst & Young will attend the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

Trex Company’s bylaws do not require that stockholders ratify the appointment of Ernst & Young as Trex Company’s independent registered public accounting firm. Trex Company is asking its stockholders to ratify this appointment because it believes such a proposal is a matter of good corporate practice. If the stockholders do not ratify the appointment of Ernst & Young, the audit committee will reconsider whether or not to retain Ernst & Young as Trex Company’s independent registered public accounting firm, but may determine to do so. Even if the appointment of Ernst & Young is ratified by the stockholders, the audit committee may change the appointment at any time if it determines that a change would be in the best interests of Trex Company and its stockholders.

Approval of Proposal 2

Approval of this proposal will require the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on such matter at the annual meeting.

The board of directors unanimously recommends that the stockholders of Trex Company vote FOR the ratification of the appointment of Ernst & Young LLP as Trex Company’s independent registered public accounting firm for the 2007 fiscal year.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

Ernst & Young LLP served as Trex Company’s independent registered public accounting firm for Trex Company’s fiscal years ended December 31, 2006 and 2005. The following sets forth the aggregate fees billed by Ernst & Young to Trex Company for fiscal years 2006 and 2005.

	2006	2005
Audit services	$1,035,000	$785,258
Audit-related services	3,300	94,597
Tax services	161,700	468,290
All other services	—	—

Total	$1,200,000	$1,348,145

The audit committee considered whether Ernst & Young’s provision of non-audit-related services is compatible with maintaining Ernst & Young’s independence.

Audit Services.    Audit services include services performed by Ernst & Young to comply with generally accepted auditing standards related to the audit and review of Trex Company’s financial statements. The audit fees shown above for the 2006 and 2005 fiscal years were incurred principally for services rendered in connection with the audit of Trex Company’s consolidated financial statements and associated SEC filings, the issuance of opinions on Trex Company’s internal control over financial reporting and on management’s assessment of the effectiveness of Trex Company’s internal control over financial reporting, and quarterly reviews.

Audit-Related Services.    Audit-related services include assurance and related services that are traditionally performed by independent registered public accounting firms. The audit-related fees shown above for the 2006 and 2005 fiscal years were incurred primarily in connection with audits of Trex Company’s employee benefit plans and financial due diligence.

Tax Services.    The tax fees shown above were incurred in connection with the preparation of Trex Company’s tax returns and corporate tax consultations.

Pre-Approval Policy

The audit committee pre-approves all audit and permissible non-audit services provided by Trex Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the audit committee regarding the extent of services provided by such firm in accordance with this pre-approval and the fees for the services performed to date. The audit committee also may pre-approve particular services on an engagement-by-engagement basis.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The audit committee has the authority to delegate pre-approval authority to a subcommittee of the audit committee consisting of one or more of its members.

All services provided to Trex Company by Ernst & Young LLP during fiscal 2006 and 2005 were pre-approved by the audit committee in accordance with this policy.

TRANSACTIONS WITH RELATED PERSONS

The Trex Company board of directors has adopted a written policy for the approval of transactions with related persons. The policy requires audit committee approval or ratification of transactions which involve more than $120,000 in which Trex Company is a participant and in which a Trex Company director, nominee for director, executive officer, greater than 5% stockholder, or an immediate family member of any of the foregoing persons has a direct or indirect material interest. In reviewing the related party transaction, the audit committee will, after reviewing all material information regarding the transaction, take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The policy includes standing pre-approval for the following related person transactions:

•

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s equity securities, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by Trex Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts;

•

any transaction, such as dividends paid on the common stock, in which the related person’s interest arises solely from the ownership of Trex Company’s common stock and all holders of Trex Company’s common stock received the same benefit on a pro rata basis; and

•	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

There are no transactions with related persons to report for fiscal 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Trex Company’s directors and executive officers and persons who own more than 10% of Trex Company’s common stock to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Trex Company. The reporting persons are required by rules of the SEC to furnish Trex Company with copies of all Section 16(a) reports they file. Based solely upon a review of Section 16(a) reports furnished to Trex Company for fiscal 2006 or written representations that no other reports were required, Trex Company believes that, except as described below, the foregoing reporting persons complied with all filing requirements for fiscal 2006. In fiscal 2006, Paul A. Brunner, a director, did not file on a timely basis one report with respect to an award of stock options for 230 shares and William H. Martin, a director, did not file on a timely basis one report with respect to an award of stock options for 449 shares.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act, stockholder proposals to be included in the proxy statement for Trex Company’s annual meeting of stockholders in 2008 must be received by the Secretary of Trex Company at Trex Company’s offices at 160 Exeter Drive, Winchester, Virginia 22603-8605, no later than December 9, 2007. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC.

Under Trex Company’s bylaws, notice of proposals by stockholders to be brought before any annual or special meeting generally must be delivered to Trex Company no earlier than 120 days and no later than 90 days before the first anniversary of the preceding year’s annual meeting. The notice under the bylaws must include the following information: (1) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend Trex Company’s bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (2) as to the stockholder giving the notice and the beneficial owner, if any, of common stock on whose behalf the proposal is made, (a) the name and address of record of such stockholder and the name and address of such beneficial owner, (b) the class and number of shares of Trex Company’s capital stock which are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of Trex Company’s capital stock entitled to vote at such meeting and intends to appear, in person or by proxy, at the meeting to propose such business and (d) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to (A) deliver a proxy statement or form of proxy to holders of at least the percentage of Trex Company’s outstanding capital stock required to adopt the proposal or (B) otherwise solicit proxies from stockholders in support of such proposal.

The foregoing provisions of Trex Company’s bylaws concerning notice of proposals by stockholders are not intended to affect any rights of stockholders to request inclusion of proposals in Trex Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act.

OTHER MATTERS

The board of directors does not intend to present to the annual meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors,

Anthony J. Cavanna
Chairman and Chief Executive Officer

Dated: April 9, 2007

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.			THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.
				FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS			2. To ratify the appointment of Ernst & Young LLP as Trex Company’s independent registered public accounting firm for the 2007 fiscal year.	☐	☐	☐
Nominees:	FOR all nominees listed except as indicated	WITHHOLD AUTHORITY to vote for all nominees
01 William F. Andrews	☐	☐
02 Paul A. Brunner
03 Andrew U. Ferrari

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

Signature	Signature	Date

The signature on this Proxy should correspond exactly with stockholder’s name as printed above. In the case of joint tenants, co-executors or co-trustees, both should sign. Persons signing as Attorney, Executors, Administrator, Trustee or Guardian should give their full title.

Δ    FOLD AND DETACH HERE    Δ

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/twp Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

TREX COMPANY, INC.

160 EXETER DRIVE

WINCHESTER, VIRGINIA 22603-8605

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF TREX COMPANY, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2007 AT 9:00 A.M.

The undersigned appoints Paul D. Fletcher and William R. Gupp, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Trex Company, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 7, 2007, and at any adjournment or postponement thereof, as indicated on the reverse side. The undersigned further authorizes such proxies to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. Receipt of Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ    FOLD AND DETACH HERE    Δ

You can now access your Trex Company, Inc. account online.

Access your Trex Company shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Trex Company now makes it easy and convenient to get current information on your shareholder account.

• View account status	• Make address changes
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